UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 26, 2007

Date of Report (Date of earliest event reported)

MPC CORPORATION

(Formerly, HYPERSPACE COMMUNICATIONS, INC.)

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

906 East Karcher Road, Nampa, ID 83687

(Address of principal executive offices)

(208) 893-3434

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure To Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Receipt of Acceptance of Compliance Plan and Extension until May 31, 2007 to Regain Compliance with Continued Listing Standards

On January 26, 2007, the American Stock Exchange ("Amex") notified MPC Corporation (the “Company”) that, although it remains out of compliance with certain of Amex's continued listing standards, Amex has determined that, in accordance with Section 1009 of the Amex Company Guide, the Company has demonstrated an ability to regain compliance with the continued listing standards by the end of the a revised plan period, which Amex determined to be no later than May 31, 2007 (the “Revised Plan Period”).

Previously, Amex issued a notice dated April 13, 2006, that the Company failed to satisfy Section 1003(a)(iv) of the Amex Company Guide because it sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of Amex, as to whether the Company will be able to continue operations and/or meet its obligations as they mature. The April 13, 2006 notice required that the Company submit a plan advising of the action it had taken, or would take, to bring it into compliance with the continued listing standards. On June 15, 2006, the Company announced that Amex accepted its plan for regaining compliance with the continued listing standards and gave the Company until June 30, 2006 to regain compliance. The Company did not meet all of the continued listing standards by the target date of June 30, 2006, and requested an extension. Representatives of the Company met with Amex on December 12, 2006 and discussed the Company’s financial projections and progress made on the plan submitted to Amex in April 2006. At the December 12 meeting, the Company again requested an extension to regain compliance. Based on information provided by the Company to Amex at the December 12, 2006 meeting, as well as a review by Amex of subsequent information provided by the Company, Amex agreed to grant the Company an extension during the Revised Plan Period.

During the Revised Plan Period, the Company must provide monthly updates to Amex. These updates must include any significant corporate developments completed by the Company, as well as an assessment regarding the Company’s status as it relates to a potential bankruptcy filing. In addition, the Company must provide information concerning current cash balances, profit/loss statements and accounts payable updates, which include a list and aging of all outstanding payables, as well as whether any venders have suspended services due to lack of payment or other reason. Amex will review the Company periodically to assess its progress. If the Company does not show progress consistent with the plan to regain compliance with continued listing standards, Amex will review the circumstances and may immediately commence delisting proceedings. Additionally, Amex is authorized to initiate immediate delisting proceedings as appropriate in the public interest, notwithstanding the grant of the extension through the Revised Plan Period.

This Form 8-K contains forward-looking statements regarding a plan to regain compliance with Amex continued listing standards. The Company continues to face significant liquidity challenges and there is no assurance that the Company will make sufficient progress, or that the Company will be able to continue its listing on Amex. The Company’s ability to regain compliance with the continued listing standards will be substantially dependent on its ability to achieve improved operating results, of which there is no assurance.

Item 8.01	Other Events

On February 1, 2007, MPC Corporation issued a press release concerning the AMEX notice described in Item 3.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1	Press release issued by MPC Corporation dated February 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPC CORPORATION

Date: February 1, 2007	By: /s/ Michael R. Whyte Michael R. Whyte Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by MPC Corporation dated February 1, 2007.